( BW)(TX-GLEN-ROSE-PETROLEUM)(GLRP) Glen Rose Petroleum Corporation Signs $2.5 Million Participation Agreement on Wardlaw Property

Receives Permits for 12 New Wells for Drilling

Business Editors

DALLAS—(BUSINESS WIRE)—July 24, 2008—Glen Rose Petroleum Corporation (NASDAQ: GLRP), a public company involved in the development of medium gravity crude oil assets announced that, on July 23, 2008, the Company signed a definitive Participation Agreement, to sell for $2.5 million a 50% interest in 2,560 acres of its Wardlaw Field to WHL Energy Limited ('WHL'), a publicly-listed company on the Australian Stock Exchange ('ASX').

The Participation Agreement provides for an option to pursue two additional 2,560 acre phases, for a non refundable option price, at higher prices and with the same 50% carried interest by the Company in the amount advanced by WHL. In addition, WHL retains an Area of Mutual Interest, to allow the joint expansion of our base activity as well as the option to participate in drilling activity deeper than the Glen Rose formation.

Within the acreage covered by the first phase of the Participation Agreement four wells have already been permitted and will be drilled in late August. These initial wells are in the north half of Section 7 (immediately north of Glen Rose's current activity) and will help define the best locations for the first two Producing Units. A Producing Unit consists of 13 wells consisting of four injector wells, and nine producing wells.

During the fourth quarter 2008, it is anticipated that a further 24 wells will be drilled to complete the first 2 Producing Units. In additional four delineation wells will be drilled in other sections of Phase I to define additional Producing Units.

In addition to the Participation Agreement with WHL, Glen Rose retains the 130 wells that have been drilled, currently producing at a rate of 24bbls on average per day, and has permitted a further 8 wells to be drilled in August (total of 12 new wells) in the balance of the acreage, of which Glen Rose maintains 100% ownership. "The Company will continue development on its existing properties outside the Participation Agreement while we explore and develop other portions of the acreage with our new "Partners" states Paul Watson, the Chairman and Chief Executive Officer of Glen Rose Petroleum.

Mr. Watson adds, "We are excited about WHL's participation. WHL is a company with a developing focus on enhanced oil recovery. They have recently acquired expertise that will assist us as we develop new ways of extracting the oil in place. Our current method of flooding utilizes the injection of nitrogen under pressure. Our results to date have been favorable. However, with the advice of leading professional institutions, we are researching other methods of extraction and production to maximize recovery of the reserves in place."

About Glen Rose Petroleum Corporation

Glen Rose Petroleum Corporation, formerly United Heritage Corporation, was founded in 1981 and based in Dallas, TX, is focused on the development of on-shore oil and gas assets. The company has project covering 10,500 acres in the Wardlaw Field, Edwards County, TX. The field is currently producing oil which is categorized as "medium crude," at 16-20 API gravity. Management believes its acreage has substantial reserves, and is applying new technology to properly extract the reserves.

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and the risks and uncertainties inherent in oil and gas exploration, production, and development, and market conditions, particularly energy prices and demand for oilfield equipment and services. Glen Rose Petroleum Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT: Glen Rose Petroleum Corporation
Chip Langston, 214-800-2663
President & CFO